EXHIBIT 99.1

SMTC Reports Third Quarter Fiscal 2016 Results

TORONTO, Nov. 03, 2016 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced third quarter 2016 results.

Third Quarter Fiscal 2016 Results Summary:

  Revenue of $42.7 million
  Gross Profit of $3.6 million
  Net loss of $0.02 million
  Adjusted EBITDA of $1.3 million
  Cash flow from operations of $5.1 million
  Debt, net of cash of $6.0 million

Revenue for the third quarter was $42.7 million compared to $53.4 million in the third quarter of the prior year. The decrease was primarily the result of two customers that exited over the last year as previously disclosed and reduced demand from another customer. The decreases were partially offset by new customer revenue, specifically two new customers which represented $6.1 million of additional revenue during the quarter.

Gross profit was $3.6 million or 8.5% for the third quarter compared to $3.1 million or 5.8% for the same period in the prior year.  Adjusted gross profit was $3.6 million or 8.5% for the third quarter compared to $3.9 million or 7.3% for the third quarter of the prior year.  While revenues decreased by 20% in the third quarter of 2016 compared to the same period in prior year; the Company improved gross profit percentage.  The increase in gross margin was due to a higher margin product mix, reduced manufacturing expenses and significantly reduced labor as a result of headcount reductions.

Net loss was $0.02 million for the third quarter of 2016 compared to a net loss of $1.3 million for the same period in the prior year; the net loss in both of these quarters included unrealized foreign exchange losses of $0.0 and $0.8 million, respectively on unsettled forward exchange contracts.

Despite the reduction in revenue, adjusted EBITDA increased to $1.3 million in the third quarter of 2016 up from $1.0 million for the same period in the prior year mainly due to reduced selling, general and administrative expenses.

Chief Executive Officer Sushil Dhiman stated, “Although revenue levels have declined from 2015 due to previously disclosed transferring customers, we are encouraged with the momentum of new customer wins and new programs wins.  Our medical sector business grew to $8.2 million or 19.2% of revenue this quarter as compared to $3.1 million or 5.7% of revenue in the prior year. Our focus remains to continue to add customers with established product lines in key market segments in support of margin expansion initiatives.”

Cash flow from operations was $5.1 million in the third quarter compared to $4.8 million in the third quarter of the prior year. Debt, net of cash was $6.0 million as at October 2, 2016 representing a significant improvement from $12.8 million as at September 27, 2015.

Chief Financial Officer Roger Dunfield stated “We continued to manage working capital by improving cash cycle days and paying down debt. We believe this positions us well for future growth.”

Non-GAAP information

Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage are non-GAAP measures.  Adjusted EBITDA is computed as net income (loss) from continuing operations excluding depreciation and amortization, restructuring charges, unrealized foreign exchange gains/losses on unsettled forward foreign exchange contracts, stock based compensation, interest and income tax expense.  SMTC Corporation has provided in this release a non-GAAP calculation of Adjusted EBITDA as supplemental information regarding the operational performance of SMTC’s core business. A reconciliation of Adjusted EBITDA to net earnings (loss) is included in the attachment.  Adjusted Gross Profit is computed as gross profit excluding unrealized gains or losses on unsettled forward foreign exchange contracts.  Adjusted Gross Profit percentage is computed as Adjusted Gross Profit divided by revenue.  A reconciliation of Adjusted Gross Profit to gross profit is included in the attachment. Management uses these non-GAAP financial measures internally in analyzing SMTC’s financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies.  SMTC believes that these non-GAAP financial measures are useful for management and investors in assessing SMTC’s performance and when planning, forecasting and analyzing future periods.  SMTC believes these non-GAAP financial measures are useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because investors and analysts use it to help assess the health of our business.  Non-GAAP measures are subject to limitations as these measures are not in accordance with, or an alternative for, United States Generally Accepted Accounting Principles (US GAAP) and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage along with other financial performance measures, including revenue, gross profit and net income (loss), as reflected in SMTC’s consolidated financial statements prepared in accordance with US GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others risks and uncertainties discussed in SMTC's most recent filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC manufacturing facilities span a broad footprint in the United States, China and Mexico, with approximately 1,330 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
	Three months ended		Nine months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	Oct 02, 2016	Sep 27, 2015	Oct 02, 2016	Sep 27, 2015

Revenue	$42,683	$53,425	$128,218	$159,880
Cost of sales	39,049	50,309	116,615	147,706
Gross profit	3,634	3,116	11,603	12,174
Selling, general and administrative expenses	3,493	4,035	10,406	11,661
Loss (gain) on sale of property,plant and equipment	(20)	(1)	(25)	2
Restructuring charges	-	-	176	-
Operating earnings (loss)	161	(918)	1,046	511
Interest expense	164	300	598	914
Earnings (loss) before income taxes	(3)	(1,218)	448	(403)
Income tax expense (recovery)
Current	97	152	200	481
Deferred	(81)	(27)	(96)	(86)
	16	125	104	395
Net earnings (loss), also being comprehensive income (loss)	$(19)	$(1,343)	$344	$(798)

Basic earnings (loss) per share	$(0.00)	$(0.08)	$0.02	$(0.05)
Diluted earnings (loss) per share	$(0.00)	$(0.08)	$0.02	$(0.05)

Weighted average number of shares outstanding
Basic	16,510,180	16,417,276	16,502,081	16,417,276
Diluted	16,510,180	16,417,276	17,550,155	16,417,276

Consolidated Balance Sheets
(Unaudited)
	Oct 02,	January 03,
(Expressed in thousands of U.S. dollars)	2016	2016
Assets

Current assets:
Cash	$7,371	$6,099
Restricted cash	537	805
Accounts receivable - net	23,665	29,885
Inventories	22,991	25,877
Prepaid expenses and other assets	1,943	1,983
Derivative assets	83	-
Income taxes receivable	267	461
Deferred income taxes - net	448	352
	57,305	65,462
Property, plant and equipment - net	14,929	16,443
Deferred financing costs - net	42	68
	$72,276	$81,973
Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$25,630	$31,045
Accrued liabilities	4,780	5,562
Derivative liabilities	1,175	2,087
Income taxes payable	328	502
Revolving credit facility	8,040	10,721
Current portion of long-term debt	1,000	1,000
Current portion of capital lease obligations	526	538
	41,479	51,455
Long-term debt	3,500	4,000
Capital lease obligations	314	222

Shareholders’ equity:
Capital stock	391	391
Additional paid-in capital	264,848	264,505
Deficit	(238,256)	(238,600)
	26,983	26,296
	$72,276	$81,973

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended		Nine months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	Oct 02, 2016	Sep 27, 2015	Oct 02, 2016	Sep 27, 2015
Operations:
Net earnings (loss)	$(19)	$(1,343)	$344	$(798)
Items not involving cash:
Depreciation	1,045	981	3,066	2,976
Unrealized foreign exchange loss (gain) on unsettled forward
exchange contracts	4	805	(995)	334
Loss (gain) on sale of property, plant and equipment	(20)	(1)	(25)	2
Deferred income taxes	(81)	(27)	(96)	(86)
Amortization of deferred financing fees	9	9	26	24
Stock-based compensation	119	126	343	344
Change in non-cash operating working capital:
Accounts receivable	2,834	3,434	6,220	3,107
Inventories	1,761	3,650	2,886	1,124
Prepaid expensesand other assets	(46)	308	40	301
Income taxes payable	71	-	20	(27)
Accounts payable	(941)	(2,659)	(5,244)	(487)
Accrued liabilities	344	(501)	(742)	(106)
	5,080	4,782	5,843	6,708
Financing:
Net repayment in revolving debt	(932)	(5,430)	(2,681)	(4,720)
Repayment of long-term debt	-	-	(500)	-
Principal payment of capital lease obligations	(177)	(227)	(429)	(862)
Proceeds from sales leaseback	-	-	509	-
Deferred financing costs	-	-	-	(10)
	(1,109)	(5,657)	(3,101)	(5,592)
Investing:
Change in restricted cash	(6)	-	268	-
Purchase of property, plant and equipment	(501)	(358)	(1,864)	(1,697)
Proceeds from sale of property, plant and equipment	57	3	126	6
	(450)	(355)	(1,470)	(1,691)
Increase (decrease) in cash	3,521	(1,230)	1,272	(575)
Cash, beginning of period	3,850	6,102	6,099	5,447
Cash, end of the period	$7,371	$4,872	$7,371	$4,872

Supplementary Information:

Reconciliation of Adjusted EBITDA

	Three months ended		Nine months ended

	Oct 02, 2016	Sep 27, 2015	Oct 02, 2016	Sep 27, 2015

Net earnings (loss)	$(19)	$(1,343)	$344	$(798)
Add (deduct):
Stock compensation expense	119	126	343	344
Interest	164	300	598	914
Unrealized foreign exchange loss (gain)
on unsettled forward exchange contracts	4	805	(995)	334
Income tax expense	16	125	104	395
Depreciation	1,045	981	3,066	2,976
Restructuring charges	-	-	176	-
Adjusted EBITDA	1,329	994	3,636	4,165

Supplementary Information:

Reconciliation of Adjusted Gross Profit

	Three months ended		Nine months ended

	Oct 02, 2016	Sep 27, 2015	Oct 02, 2016	Sep 27, 2015

Gross Profit	$3,634	$3,116	$11,603	$12,174
Add (deduct):
Unrealized foreign exchange loss (gain)
on unsettled forward exchange contracts	4	805	(995)	334
Adjusted Gross Profit	3,638	3,921	10,608	12,508

Investor Relations Information:
Blair McInnis
Corporate Controller
Telephone: (905) 413.1222
Email: blair.mcinnis@smtc.com

Public Relations Information:
Tom Reilly
Director of Marketing
Telephone: (905) 413.1188
Email: publicrelations@smtc.com